Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-137474 and 333-184027 of SunLink Health Systems, Inc. on Forms S-8, of our reports dated September 28, 2017, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2017.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

September 28, 2017